UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2010

UNION NATIONAL FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	0-19214	23-2415179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

570 Lausch Lane, Suite 300 Lancaster, Pennsylvania	17601
(Address of principal executive offices)	(Zip Code)

(717) 492-2222

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

Item 8.01	Other Events

As previously reported, Union National Financial Corporation (“UNFC”) entered into an informal Memorandum of Understanding (“MOU”) with the Federal Reserve Bank of Philadelphia (the “Reserve Bank”) effective January 28, 2010. Among other things, the MOU requires UNFC to seek prior approval of the Reserve Bank before (i) declaring or paying dividends to shareholders, (ii) distributing interest, principal or other sums on the UNFC’s subordinated debentures or trust preferred securities, and (iii) incurring, increasing or guaranteeing any additional debt.

The Reserve Bank approved UNFC’s request to pay preferred stock dividends and distributions on its two issuances of trust-preferred securities for the first and second quarters of 2010.  UNFC made a similar request for the third quarter of 2010, but the Reserve Bank has denied the request.  Accordingly, UNFC has acted to suspend the preferred stock dividend and to defer distributions on its trust-preferred securities indefinitely.  Distributions on one class of trust preferred securities, issued by Union National Capital Trust I, were next scheduled for July 23, 2010 and distributions on the other class, issued by Union National Capital Trust II, were next scheduled for August 23, 2010.  Dividend payments on the preferred stock were next scheduled for July 31, 2010.  UNFC’s preferred stock is non-cumulative so the suspension of dividends will not result in any accrued dividend liability.  The deferral of distributions on the trust-preferred securities will accrue as interest expense payable by UNFC.  UNFC is prohibited from declaring or paying any dividends on its common stock or preferred stock while distributions on the trust-preferred securities are in arrears.

UNFC is the registered bank holding company for Union National Community Bank (the “Bank”), which is separately supervised by the Office of the Comptroller of the Currency.  The Bank is not subject to the restrictions under the Reserve Bank’s MOU.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

UNION NATIONAL FINANCIAL CORPORATION
(Registrant)

Dated: July 7, 2010	/s/ Mark D. Gainer
Mark D. Gainer
Chairman, Chief Executive Officer, and
President